Exhibit 99.1

For Immediate Release            Media Contact:    Alisha Goff
                                                   503/627-7075
                                                   alisha.goff@tektronix.com

                                 Analyst Contact:  Paul Oldham
                                                   503/627-4027
                                                   paul.r.oldham@tektronix.com

                     TEKTRONIX UPDATES EARNINGS GUIDANCE FOR
                                  Q4 OF FY2005

BEAVERTON, Ore., May 12, 2005 - Tektronix, Inc. (NYSE: TEK) today updated its guidance for the fourth quarter ending May 28, 2005. Tektronix now expects net sales to be $250 - $260 million and earnings per share from continuing operations to be $0.29 to $0.34, excluding acquisition-related costs and one-time items. These changes are the result of slowing orders in the last month and concern about macroeconomic factors and technology slowing.

Statements and information in this press release that relate to future events or results (including the Company's statements and expectations regarding sales and earnings per share, market position and market growth opportunities, and introduction of new products) are based on the Company's current expectations. They constitute forward-looking statements subject to a number of risk factors, which could cause actual results to differ materially from those currently expected or desired. Those factors include: worldwide geopolitical and economic conditions; current and future business conditions in the electronics, communications, computer and advanced technologies industries, changes in order rates and customer cancellations, including changes in seasonal buying habits; competitive factors, including pricing pressures, technological developments and new products offered by competitors; changes in product and sales mix, and the related effects on gross margins; the Company's ability to deliver a timely flow of competitive new products, and market acceptance of these products; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; risks associated with compliance with the "Restriction of Hazardous Substances" worldwide regulatory provisions, including the associated conversion of current and future product designs and manufacturing processes to procure and/or produce lead free products; inventory risks due to changes in market demand or the Company's business strategies; resolution of indemnities relating to certain acquisitions and divestitures; changes in effective tax rates; currency fluctuations; the ability to develop effective sales channels; and risks associated with the integration of Inet Technologies including realization of expected growth opportunities. Further information on factors that could cause actual results to differ from those anticipated is included in filings made by the Company from time to time with the Securities and Exchange Commission, including but not limited to annual reports on Form 10-K and the quarterly reports on Form 10-Q.

About Tektronix
Tektronix, Inc. is a test, measurement, and monitoring company providing measurement solutions to the communications, computer, and semiconductor industries worldwide. With more than 55 years of experience, Tektronix enables its customers to design, build, deploy, and manage next-generation global communications networks and advanced technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide. Tektronix' Web address is www.tektronix.com.

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Tektronix is a registered trademark of Tektronix, Inc. All other trade names referenced are the service marks, trademarks or registered trademarks of their respective companies.